Exhibit 99.1
Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
Contact: Cathy Cooper
(206) 777-8246
Wednesday, July 27, 2011
FOR IMMEDIATE RELEASE

Washington Federal Announces Appointment of Liane Pelletier to its Board of Directors

SEATTLE - Washington Federal, Inc. (Nasdaq: WFSL), today announced the appointment of Liane Pelletier to its board of directors. Pelletier most recently served eight years as CEO, President and Chairman of Alaska Communications (NASDAQ: ALSK), a telecommunications firm headquartered in Anchorage from which she retired in April 2011. Prior professional experience includes 17 years with Sprint Corporation where her last position was Chief Strategy Officer. She earned a BA in Economics from Wellesley College, and an MS in Management from the Sloan School at M.I.T. Pelletier currently serves on the board of directors of Icicle Seafoods, Inc. and as a Trustee at the Nature Conservancy.

Washington Federal's Chairman, President & CEO Roy M. Whitehead stated, “We are very fortunate to have Liane join our board. Her expertise in strategy development, process improvement and communications technology, along with experience running a publicly-traded company will add breadth and diversity to an already strong board of directors.”

Washington Federal, with headquarters in Seattle, Washington, has 160 offices in eight western states. To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company's 2010Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Statements contained herein that are not historical facts should be considered forward-looking statements with respect to Washington Federal. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary and economic policy, anticipated expense levels, changes in laws and regulations, the level of success of the company's asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Washington Federal undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

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